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                                                                     EXHIBIT 8.1


                     Jaffe, Raitt, Heuer & Weiss Letterhead


                                 April 19, 2004

Origen Financial, Inc.
27777 Franklin Road, Suite 1700
Southfield, MI  48034

Attention:  Mr. W. Anderson Geater, Jr., CFO

         Re: Material U.S. Income Tax Matters as to the Securities to be Registered Under Registration Statement on Form S-11

Dear Mr. Geater:

         We have acted as counsel to Origen Financial, Inc., a Delaware corporation (the "COMPANY"), and Origen Financial L.L.C., a Delaware limited liability company (the "LLC"), in connection with the organization of the Company and the filing of a Registration Statement on Form S-11, Registration No. 333-112520, with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), on February 5, 2004 (as amended to the date hereof and together will all exhibits thereto, the "REGISTRATION STATEMENT"), relating to the offering and sale of 16,000,000 shares of the Company's common stock, par value $0.01 per share (the "COMMON STOCK"), by certain selling stockholders of the Company named therein, and various related matters.

BASIS FOR OPINIONS

         The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), Treasury regulations thereunder (including proposed and temporary Treasury regulations), and interpretations of the foregoing as expressed in court decisions, legislative history, and administrative determinations of the Internal Revenue Service (the "IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS, except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinions set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

         In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a

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basis for such opinions, including (but not limited to) the following: (1) the
Second Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on October 7, 2003 and Certificate of Designation filed with the Delaware Secretary of State on December 30, 2003 (together, the "CHARTER") and (2) the operating agreement of the LLC. The opinions set forth in this letter also are premised on certain written representations of the Company contained in a letter to us of even date herewith (the "MANAGEMENT REPRESENTATION LETTER").

         We have made such legal and factual inquiries, including an examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of rendering our opinions. For purposes of rendering our opinions, however, we have not made an independent investigation or audit of the facts set forth in the above referenced documents. We consequently have relied upon the representations in the Management Representation Letter that the information presented in such documents or otherwise furnished to us is accurate and have assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware, however, of any material facts or circumstances contrary to, or inconsistent with, the representations we have relied upon as described herein or other assumptions set forth herein. Our opinion is limited to the tax matters specifically covered herein, and we have not addressed, nor have we been asked to address, any other tax matters relevant to the Company.

         In connection with our opinion, we have assumed, with your consent:

         (1) that all of the representations and statements set forth in the documents (including, without limitation, the Management Representation Letter) we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Company's Charter, have been and will be performed or satisfied in accordance with their terms;

         (2) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

         (3) that the Company and the LLC have been and will continue to be operated in the manner described in the Management Representation Letter.
OPINIONS

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is organized in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Code and, commencing with its taxable year ended December 31, 2003, the Company's proposed method of operations will enable it to

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satisfy the requirements for such qualification and taxation as a REIT under the
Code.

         2. The section of the Registration Statement entitled "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES" identifies and fairly summarizes the material federal income tax consequences that are likely to be material to a holder of Common Stock.

         However, such section of the Registration Statement is not exhaustive and does not purport to discuss any state or local tax considerations or all possible U.S. federal income tax considerations of the purchase, ownership and disposition of the Common Stock. In addition, the Company's qualification and taxation as a REIT under the Code will depend upon the Company's ability to meet, through actual operating results, distribution levels, diversity of stock ownership, and the various income and asset qualification tests imposed under the Code. Such operating results may not be reviewed by us, and accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy the requirements for REIT qualification. In addition, there can be no assurance that the courts or the IRS will agree with this opinion.

         Other than as expressly stated above, we express no opinion on any issue relating to the Company or under any other law.

         This opinion is being furnished to the Company in connection with the Registration Statement so that the Company may comply with its obligations under the Federal securities laws.

         In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement under the heading "LEGAL MATTERS." In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

                                Very truly yours,

                           JAFFE, RAITT, HEUER & WEISS
                            Professional Corporation


                         /s/ Jaffe, Raitt, Heuer & Weiss